Exhibit 23.4

CONSENT OF INDEPENDENT ENGINEERS

As independent oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to the incorporation in Registration Statement on Form S-1 (No. 333-                    ) and the accompanying prospectus to be filed with the Securities and Exchange commission on or about November 22, 2006 (the “Registration Statement”), of information from our reports for RWG Energy, Inc. effective December 31, 2005 dated January 23, 2006 which is part of the Registration Statement. We also consent to the references to our firm in such Registration Statement.

/s/ Williamson Petroleum Consultants, Inc.

WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas

November 22, 2006